UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 14A INFORMATION

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Exchange Act of 1934 (Amendment No.    )

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Hormel Foods Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held in the Richard L. Knowlton Auditorium of the Austin High School, 300 NW 4th Street, Austin, Minnesota, on Tuesday, January 30, 2007, at 8:00 p.m. Central standard time, for the following purposes:

1.                                       To elect a board of 13 directors for the ensuing year.

2.                                       To vote on ratification of appointment, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors for the fiscal year which will end October 28, 2007.

3.                                       To consider and act upon a stockholder proposal requesting that the Board of Directors of Hormel Foods Corporation issue a report to stockholders by the end of July 2007 on the economic feasibility of Hormel Foods phasing in controlled-atmosphere killing, if presented at the meeting.

4.                                       To transact such other business as may properly come before the meeting.

The Board of Directors has fixed December 4, 2006, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

JAMES W. CAVANAUGH
Corporate Secretary

December 22, 2006

TABLE OF CONTENTS

MEETING ADMISSION

CONDUCT OF MEETING

ITEM 1 — ELECTION OF DIRECTORS

CORPORATE GOVERNANCE

Corporate Governance Guidelines
Code of Ethical Business Conduct
Stock Ownership Guidelines
Board Independence
Board of Director and Committee Meetings
Compensation of Directors
Director Compensation Table — Fiscal Year 2006
Board Retirement Policy Guidelines
Policy Regarding Attendance at Annual Meetings
Stockholder Communication Policy

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report
Audit Fees
Audit-Related Fees
Tax Fees
All Other Fees
Audit Committee Preapproval Policies and Procedures

ITEM 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

SECURITY OWNERSHIP OF MANAGEMENT

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation
Summary Compensation Table
Stock Option Tables
Long-Term Incentive Plans - Awards in Fiscal Year 2006
Pension Plan

COMPARATIVE STOCK PERFORMANCE

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

RELATED PARTY TRANSACTIONS

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

i

ITEM 3 — STOCKHOLDER PROPOSAL REQUESTING A REPORT

Stockholder Proposal
Board of Directors Statement in Opposition to the Stockholder Proposal
Board Recommendation
Vote Required

HOUSEHOLDING INFORMATION

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING OF STOCKHOLDERS IN 2008

OTHER MATTERS

ii

PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (the “Company”) for use at the Annual Meeting of Stockholders to be held on January 30, 2007.  The shares represented by the enclosed proxy will be voted in accordance with the stockholder’s directions if the proxy is duly executed and returned prior to the meeting.  If no directions are specified, the shares will be voted for the election of directors recommended by the Board of Directors, for the ratification of the appointment of Ernst & Young LLP as independent auditors for the next fiscal year, against the stockholder proposal for a feasibility report, if presented, and in the discretion of the persons named in the proxy as to such other matters as may properly come before the meeting and as to which the Company did not have knowledge prior to November 2, 2006.  As an alternative to completing the enclosed proxy card and mailing it to the Company, stockholders can vote by telephone or by the internet.  The procedures for voting by telephone or the internet are set out on the proxy card.  Any person giving a proxy may revoke it at any time before it is exercised by contacting the Corporate Secretary.

The expenses of soliciting proxies will be paid by the Company.  If it appears necessary or advisable, proxies may be solicited at Company expense personally, or by telephone or facsimile, by directors, officers and other employees who will not receive additional compensation.  The Company will also reimburse brokerage firms and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners.  Your cooperation in promptly signing and returning the enclosed proxy will help to avoid additional expense.

The Company had 137,374,821 shares of common stock outstanding as of December 4, 2006.  Each share of stock is entitled to one vote, and there is no cumulative voting.  The Company has no other class of shares outstanding.  Only common stockholders of record at the close of business as of December 4, 2006, are entitled to notice of, and to vote at, the meeting.  A majority of the outstanding shares will constitute a quorum at the meeting.  If a stockholder holds shares in street name (i.e., the shares are held in a stock brokerage account or by a bank, trust or other institution) and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares will be considered to be “broker nonvotes”.  Abstentions and broker nonvotes are counted for purposes of determining the presence or absence of a quorum for the transaction of business.  Shares represented by abstentions are counted in the same manner as shares submitted with a “withheld” or “no” vote in tabulating the votes cast on proposals presented to stockholders, whereas shares represented by broker nonvotes are not considered entitled to vote on the proposal in question, and therefore, not counted for purposes of determining whether a proposal has been approved.  Under current New York Stock Exchange (“NYSE”) rules, nominees would have discretionary voting power for the election of directors (Item #1), for ratification of Ernst & Young LLP as independent auditors (Item #2), but not for approval of the stockholder proposal (Item #3).  This proxy statement and form of proxy are first being mailed to stockholders on or about December 22, 2006.

MEETING ADMISSION

The following persons will be admitted to the Annual Meeting of Stockholders to be held on January 30, 2007:

•                  Stockholders of record at the close of business on December 4, 2006, and their immediate family members;

•                  Individuals holding written proxies executed by stockholders of record at the close of business on December 4, 2006;

•                  Stockholders who provide a letter or account statement from their broker, bank or other nominee showing that they owned stock held in the name of the broker, bank or other nominee at the close of business on December 4, 2006, and their immediate family members;

•                  Stockholders by virtue of stock held in the Company’s Employee Stock Purchase Plan;

•                  Other individuals with the approval of the Corporate Secretary; and

•                  One authorized representative of stockholders that are corporations or other entities.  Additional authorized representatives may be admitted with the approval of the Corporate Secretary.

CONDUCT OF MEETING

In accordance with the Bylaws, and by action of the Board of Directors, the Chairman will preside over the Annual Meeting of Stockholders.  The Chairman has broad authority to ensure the orderly conduct of the meeting.  This includes discretion to recognize stockholders or proxies who wish to speak, and determine the extent of discussion on each item of business.  Rules governing the conduct of the meeting have been established and will be available at the meeting along with the Agenda.  The Chairman may also rely on applicable law regarding disruption or disorderly conduct to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 — ELECTION OF DIRECTORS

The Board of Directors recommends a vote FOR each of the 13 director nominees listed below.  The persons named as proxies in the enclosed proxy will vote FOR the election of the 13 nominees listed below to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise.  In the event any of such nominees should become unavailable for any reason, which the Board of Directors does not anticipate, it is intended that the proxies will vote for the election of such substitute persons, if any, as shall be designated by the Board of Directors.  Directors are elected by a plurality of the votes cast.  The 13 candidates receiving the highest number of votes will be elected.

NOMINEES FOR DIRECTORS

Name	Age	Principal Occupation, Five-Year Business Experience, and Directorships	Year First Became a Director

JOHN R. BLOCK	71	Senior Legislative Advisor, Olsson, Frank and Weeda, PC, a law firm, Washington, DC, since 2006; Executive Vice President of Food Marketing Institute, and President of its Wholesale Division, 2003 to 2006; President and Chief Executive Officer of Food Distributors International from 1986 to 2003; Farming Partnership with son since 1961; Former Secretary of the U.S. Department of Agriculture from 1981 to 1986. Member of the Board of Directors of Digital Angel Corporation, St. Paul, Minnesota, and Blast Energy Services, Houston, Texas.	1997

JEFFREY M. ETTINGER	48	Chairman, President and Chief Executive Officer as of November 21, 2006; President and Chief Executive Officer from January 1 to November 20, 2006; President and Chief Operating Officer from 2004 to 2006; Group Vice President from 2001 to 2004; Chief Executive Officer of Jennie-O Turkey Store, Inc. from 2003 to 2004; President of Jennie-O Turkey Store, Inc. from 2000 to 2003; Vice President of the Company from 1999 to 2001. Member of the Board of Directors of the Ordway Center for the Performing Arts, St. Paul, Minnesota.	2004

E. PETER GILLETTE, JR.	72	Former Vice Chairman, Norwest Corporation (now Wells Fargo Corporation); Commissioner of Minnesota Department of Trade and Economic Development from 1991 to 1995; President, Piper Trust Company from 1995 to 1998; retired 1998.	1996

Name	Age	Principal Occupation, Five-Year Business Experience, and Directorships	Year First Became a Director

LUELLA G. GOLDBERG	69

Trustee, University of Minnesota Foundation since 1975, and Chair, Board of Trustees, from 1996 to 1998.  Member, Board of Overseers, Carlson School of Management since 1979.  Trustee and Chair Emerita, Wellesley College since 1996.  Chair, Board of Trustees, Wellesley College, from 1985 to 1993; Acting President, Wellesley College, from July 1, 1993 to October 1, 1993.  Life Director, Minnesota Orchestral Association since 1997; Chair, Board of Directors, Minnesota Orchestral Association from 1980 to 1983.  Member of the Supervisory Board of ING Group, Amsterdam, The Netherlands.  Member of the Board of Directors of TCF Financial Corporation, Minneapolis, Minnesota, and Communications Systems, Inc., Hector, Minnesota.

			1993

SUSAN I. MARVIN	51	President, Marvin Windows and Doors since October 1995; Senior Vice President Sales and Marketing from 1985 to 1995; Trustee, University of Minnesota Foundation since 2001; Board of Directors of Minnesota Chamber of Commerce from 1992 to 1997, and Chair in 1995. Member of the Board of Directors of Marvin Lumber and Cedar Company, Warroad, Minnesota, OPUS Corporation, Minnetonka, Minnesota, and Harvard Joint Center for Housing Studies Policy Advisory Board, Cambridge, Massachusetts.	2002

MICHAEL J. McCOY	59	Executive Vice President and Chief Financial Officer from 2001 to 2006, retiring December 31, 2006; Senior Vice President and Chief Financial Officer from 2000 to 2001; Vice President and Controller from 1998 to 2000; Vice President and Treasurer from 1997 to 1998; Treasurer from 1996 to 1997. Member of the Board of Directors of Wilsons The Leather Experts, Inc., Brooklyn Park, Minnesota.	2000

JOHN L. MORRISON	61	Managing Director, Goldner Hawn Johnson & Morrison Incorporated, a private equity investment firm, since 1989; Chairman, Callanish Capital Partners, a private hedge fund, since 2001; Executive Vice President of Pillsbury and Chairman of the U.S. Consumer Foods Group, 1987 to 1989; President of Pillsbury’s International Group, 1981 to 1987; member of the President’s Foreign Intelligence Advisory Board, Washington, DC, since 2006. Member of the Board of Directors of Andersen Windows, Inc., St. Paul, Minnesota, and CityForest, Inc., Ladysmith, Wisconsin.	2003

ELSA A. MURANO, Ph.D.	47	Texas A&M University Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station, since 2005; Professor, Department of Animal Science, Texas A&M University, since 2001; Undersecretary for Food Safety, U.S. Department of Agriculture, 2001 to 2004.	2006

Name	Age	Principal Occupation, Five-Year Business Experience, and Directorships	Year First Became a Director

ROBERT C. NAKASONE	58

Chief Executive Officer, NAK Enterprises, LLC, an investment and consulting company, since 2000; Chief Executive Officer, Toys “R” Us, Inc., 1998 to 1999; President and Chief Operating Officer from 1994 to 1997; Vice Chairman from 1989 to 1993; and President U.S. Toy Stores from 1985 to 1988; prior to 1985, served in multiple senior executive capacities with the Jewel Companies, Inc., including Group Vice-President and General Manager of the Jewel Food Stores Midwest Region.  Member of the Board of Directors of Staples, Inc., Framingham, Massachusetts, and eFunds Corporation, Scottsdale, Arizona.

			2006

DAKOTA A. PIPPINS	58	President and Chief Executive Officer, Pippins Strategies, LLC, a marketing consulting company, since 2003; Director of Urban Think Tank and Director of Planning for the Vigilante Division of Leo Burnett, USA, an advertising agency, from 1998 to 2003; Director of Management Institute at New York University from 1990 to 1995, and Adjunct Associate Professor at New York University since 1990; Senior Vice President, Chisholm-Mingo Group, an integrated marketing company, 1997 to 1998.	2001

GARY J. RAY	60	Executive Vice President Refrigerated Foods since 1999; Executive Vice President Operations from 1992 to 1999. Member of the Board of Directors of Community Bank, Austin, Minnesota.	1990

HUGH C. SMITH, M.D.	67	Professor of Medicine, Mayo Clinic College of Medicine, and Consultant in the Cardiovascular Division at Mayo Clinic, since 1972; Chief Executive Officer, Mayo Clinic-Rochester, 1999 to 2006; Vice President, Mayo Foundation, 2002 to 2005; Member of the Board of Trustees, Mayo Clinic, 1999 to 2005; Chair, Rochester Board of Governors, Mayo Clinic, 1999 to 2005. Member of the Board of Directors of Dartmouth Hitchcock Medical Center, Lebanon, New Hampshire.	2006

JOHN G. TURNER	67	Chairman, Hillcrest Capital Partners, a financial services organization, since 2002; Vice Chairman of ING Americas 2000 to 2002; Chairman and Chief Executive Officer of ReliaStar Financial Corp., a financial services company, from 1993 to 2000. Member of the Board of Directors of Shopko Stores, Green Bay, Wisconsin, and Conseco, Inc., Carmel, Indiana.	2000

No family relationship exists between any of the nominees for director of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

In March 2003, the Board of Directors adopted a set of Corporate Governance Guidelines, which include the following items:

•                                          At all times, a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;

•                                          All non-management directors will meet in executive session at least quarterly;

•                                          The Board and Board committees will conduct annual self-evaluations;

•                                          The Compensation Committee will evaluate the Chief Executive Officer’s performance annually, based in part on an annual self-evaluation by the Chief Executive Officer that will be reviewed by all of the nonemployee directors.  The annual evaluation will take into account the goals set for the Chief Executive Officer at the beginning of the year and the Chief Executive Officer’s performance measured against those goals.  After the process has been completed, the Compensation Committee will set the Chief Executive Officer’s compensation;

•                                          Individual directors who retire or change the position held when they were elected to the Board should volunteer to resign from the Board, and the Board will review the continued appropriateness of Board membership after the change in responsibility;

•                                          All new directors receive orientation with respect to the duties and responsibilities of Board members, and on an annual basis Board members will participate in a Strategic Planning Retreat, which provides Board members a detailed overview of the Company’s strategic business plans and an opportunity to access senior officers and employees of the Company;

•                                          Directors will have full and free access to officers and employees of the Company; and

•                                          The Board, and each committee, will have the power to hire independent legal, financial or other advisers as they may deem necessary, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormel.com under “Investor-Corporate Governance”.  A copy of the Corporate Governance Guidelines is available in print free of charge to any stockholder who requests it.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees, which may be found on the Company’s Web site at www.hormel.com under “Corporate-Code of Ethical Business Conduct”.  A copy of the Code of Ethical Business Conduct is available in print free of charge to any stockholder who requests it.

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines under which they are expected to hold a range of 2.5 to 5 times an officer’s annual base salary, and 4 times a director’s annual retainer, in Company stock, subject to a phase-in period.  The value of shares individually owned (within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended), shares held in Company benefit plans (401(k) and Joint Earnings Plans), and shares which are deferred in the Company’s deferred compensation plans are counted toward the guidelines.

Board Independence

The Company’s Corporate Governance Guidelines provide that a substantial majority of the Company’s directors will meet the independence requirements of the NYSE.  The listing standards of the NYSE require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors.  The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent as defined in the NYSE listing standards: John R. Block, E. Peter Gillette, Jr., Luella G. Goldberg, Susan I. Marvin, John L. Morrison, Elsa A. Murano, Ph.D., Robert C. Nakasone, Dakota A. Pippins, Hugh C. Smith, M.D. and John G. Turner.  The Board also has determined that each of the Company’s Audit, Compensation, Contingency and Governance Committees is composed solely of independent directors.  In making the independence determinations, the Board of Directors reviewed all of the directors’ relationships with the Company based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management.

Board of Director and Committee Meetings

The Board of Directors conducts its business through meetings of the Board and the following standing committees:  Audit, Compensation, Governance, Contingency, Pension Investment and Executive.  Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter.  These charters may be found on the Company’s Web site at www.hormel.com under “Investor-Corporate Governance”.  Copies of these charters are available in print free of charge to any stockholder who requests them.

The Board of Directors held six regularly scheduled meetings during the last fiscal year.  During the fiscal year, each director attended at least 90% of the total meetings of the Board and Board committees on which he or she served.  The Chair of the Governance Committee has been chosen to preside at executive sessions of the non-management directors.

The Audit Committee members are Mr. Gillette, Chairperson, Mr. Morrison, Dr. Murano, Mr. Nakasone and Mr. Turner.  The Audit Committee maintains an understanding of the Company’s key areas of financial risk and assesses the steps management takes to minimize and manage such risk; selects and evaluates the qualifications and performance of the independent auditors; ensures that the ultimate accountability of the independent auditors is to the Committee and the Board of Directors and that the auditors maintain no relationship with management and/or the Company that would impede their ability to provide independent judgment on corporate matters; oversees the adequacy of the systems of internal control; oversees the process used in developing the quarterly and annual financial statements of the Company and reviews the nature and extent of any significant changes in accounting principles or applications used in compiling this information with management and the external auditors; ensures that management has established and maintains processes reasonably calculated to assure the Company’s compliance with all applicable laws, regulations, corporate policies and other matters covered in the Company’s Code of Ethical Business Conduct; provides an open avenue of communication between the internal auditors, the external auditors, Company management and the Board of Directors; reviews and updates the Committee’s charter at least annually; and exercises an active oversight role in the internal audit functions and scope.  The Audit Committee met 12 times during the last fiscal year.

The Compensation Committee members are Mr. Turner, Chairperson, Mr. Block, Ms. Marvin, Mr. Morrison and Mr. Pippins.  The primary function of the Compensation Committee is to establish compensation arrangements for all officers of the Company and other senior management personnel.  In addition, the Compensation Committee determines the compensation to be paid to the Company’s directors and makes recommendations to the Board with respect to incentive compensation and equity-based compensation plans.  The Compensation Committee met five times during the last fiscal year.

The Governance Committee members are Mr. Pippins, Chairperson, Mr. Block, Mrs. Goldberg, Ms. Marvin and Dr. Smith.  The Governance Committee periodically assesses the Company’s adherence to the Company’s Corporate Governance Guidelines, evaluates objectives, policies and programs regarding the Company’s management of its human resources, reviews the Company’s executive succession plans, makes recommendations to the Board regarding the composition of Board committees, and oversees the annual evaluation of the Board and management.

In addition, the Governance Committee recommends new director nominees to the Board.  The Governance Committee determines the required selection criteria and qualifications of director nominees based upon the Company’s needs at the time nominees are considered.  In evaluating a candidate for nomination as a director of the Company, the Governance Committee will consider criteria including, among other things, the candidate’s intellect; level of integrity; broad-based experience at the policy-making level in business, government, education or the public interest; analytical ability; and his or her ability and willingness to devote time and energy to effectively carry out all Board responsibilities.

The Governance Committee is responsible for establishing and implementing procedures to identify and review the qualifications of all nominees for Board membership.  The Governance Committee considers nominations of director candidates made by current directors, an independent search firm, if one is engaged, senior management, and the Company’s stockholders.  The Governance Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources.  Stockholders wishing to make a recommendation may do so by sending the following information to the Governance Committee c/o Corporate Secretary, James W. Cavanaugh, at 1 Hormel Place, Austin, MN 55912:  (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting stockholder’s current status as a stockholder and the number of shares currently held.

The Governance Committee’s procedures include making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information, business experience and leadership skills, all to the extent available and deemed relevant by the Governance Committee.  This information is evaluated against the criteria set forth above and the Company’s specific needs at that time.  Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates.  On the basis of information learned during this process, the Governance Committee determines which nominee(s) to recommend to the Board to submit for election at the next Annual Meeting of Stockholders.  The Board, with the recommendations and assistance of the Governance Committee, selects new Board members based on its assessment and consideration of the current Board profile, the long-term interests of stockholders and the needs of the Company, with the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.  No candidate meeting the criteria for director nomination was submitted by any stockholder in connection with the 2007 Annual Meeting of Stockholders.  The Governance Committee met six times during the last fiscal year.

The Contingency Committee members are Mr. Turner, Chairperson, Mr. Block, Mr. Gillette, Mrs. Goldberg, Ms. Marvin, Mr. Morrison, Dr. Murano, Mr. Nakasone, Mr. Pippins and Dr. Smith.  This Committee considers such matters as the Board refers to the Contingency Committee as requiring the deliberation and decision of disinterested and independent directors.  The Contingency Committee had no meetings during the last fiscal year.

The Pension Investment Committee members are Mrs. Goldberg, Chairperson, Mr. Gillette, Dr. Murano, Mr. Nakasone, Dr. Smith and Mr. McCoy.  The Committee oversees the Company’s defined benefit pension plans, the investment management of pension funds, the adequacy of plan reserves and controls, and compliance with pertinent laws and regulations.  The Pension Investment Committee met four times during the last fiscal year.

The Executive Committee members are Mr. Ettinger, Mr. Ray and Mr. McCoy (through his retirement at December 31, 2006).  The purposes of the Executive Committee are to provide the Board with a committee empowered to act in lieu of the full Board during intervals between regularly scheduled meetings of the Board, when calling a special meeting of the Board is impractical or unwarranted, and to evaluate the compensation program for the Company’s nonemployee directors.

Compensation of Directors

In 2006, nonemployee directors, other than Mr. Johnson, received an annual retainer of $40,000 and $1,500 for attendance at each Board meeting.  In addition, a fee of $1,000 was paid for attendance at each committee meeting.  The Chairpersons of the Compensation, Governance, Contingency and Pension Investment Committees each received an additional $5,000 per year.  The Chair of the Audit Committee received an additional $8,000 per year.  Directors may defer all or a portion of retainer or meeting fees into a right to receive shares of Company common stock at a date following termination of their directorship.  For each Board meeting they attend, directors who are employees of the Company receive $100, which has remained unchanged since 1934.

On February 1, 2006, each nonemployee director, other than Mr. Johnson, received an award of 2,500 Restricted Shares of stock and a grant of 4,000 options with an exercise price equal to the fair market value of one share of the Company’s common stock based on the closing price of the common stock on the previous day as reported on the NYSE.  On September 16, 2006, the Compensation Committee approved a grant to each of the three newly nominated directors (Dr. Murano, Mr. Nakasone and Dr. Smith) of 1,060 Restricted Shares of stock and 1,700 options with an exercise price equal to the fair market value of one share of the Company’s common stock based on the closing price of the common stock on September 18, 2006, as reported on the NYSE.  The Restricted Shares are subject to a five-year restricted period, but 12 months after award will vest immediately in the case of death, disability, or retirement from the Board.  The options have a ten-year term and are exercisable six months after the date of grant.

Mr. Johnson, in his role as nonexecutive Chairman of the Board of Directors effective as of January 1, 2006, received annual compensation of $500,000; 3,750 Restricted Shares of stock, subject to the restrictions described below; and 6,000 stock options, as described below.  Additionally, Mr. Johnson received financial planning services, health insurance, use of a Company car, and an annual physical, which had a collective value of approximately $91,000, and retained his office equipment and furniture, which is valued at approximately $10,000.  This arrangement terminated on November 20, 2006, upon Mr. Johnson’s retirement from his position as Chairman.

The award of restricted shares and grant of stock options to Mr. Johnson was made pursuant to the terms of the stockholder-approved 2000 Stock Incentive Plan.  Mr. Johnson and the Company entered into a Restricted Shares Agreement and a Stock Option Agreement in forms previously filed with the Securities and Exchange Commission.  The restrictions on the shares of restricted stock lapsed upon completion of Mr. Johnson’s term as Chairman.  During that time, he was entitled to vote those shares and to receive any dividends thereon as if he owned them without restriction.  The grant of options was made on the same date and with the same terms as options granted to other outside directors.

Director Compensation Table — Fiscal Year 2006

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Awards (Shares)	Stock Option Awards (Shares)
Joel W. Johnson	500,000	3,750	6,000
John W. Allen	47,667	2,500	4,000
John R. Block	57,000	2,500	4,000
E. Peter Gillette, Jr.	72,500	2,500	4,000
Luella G. Goldberg	69,000	2,500	4,000
Susan I. Marvin	60,500	2,500	4,000
John L. Morrison	59,500	2,500	4,000
Elsa A. Murano	11,500	1,060	1,700
Robert C. Nakasone	11,500	1,060	1,700
Dakota A. Pippins	60,000	2,500	4,000
Hugh C. Smith	11,500	1,060	1,700
John G. Turner	70,000	2,500	4,000
Robert R. Waller	50,500	2,500	4,000

Note:  For Mr. Johnson, Mr. Ettinger, Mr. Ray and Mr. McCoy, director fee payments of $100 per meeting attended paid to directors who are employees of the Company are included under the All Other Compensation column in the Summary Compensation Table on page 17.

Board Retirement Policy Guidelines

In March 2006, the Board of Directors adopted a set of Retirement Policy Guidelines, believing that it is important to balance insights formed from experience and understanding as a member of the Board with the benefits of fresh viewpoints and experience.  Pursuant to such guidelines, each nonemployee director shall submit a letter of resignation to the Chair of the Governance Committee, on behalf of the Board, upon the occurrence of any of the following:

•                  Resignation or retirement from, or termination of, the director’s principal current employment, or other similarly material change in the director’s professional occupation or association;

•                  Retirement age of 72; or

•                  Action or conduct that creates a conflict of interest with the Company.

In each instance, the Governance Committee shall consider the resignation letter and make a recommendation regarding it to the Board.  Although the Board believes it should be free to accept or reject a letter of resignation, absent unusual circumstances, it is the Board’s general policy that nonemployee directors will not stand for reelection after reaching age 72.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders.  Last year all of the Company’s directors attended the Annual Meeting of Stockholders.

Stockholder Communication Policy

Stockholders may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, and addressed to:  Corporate Secretary, James W. Cavanaugh, 1 Hormel Place, Austin, MN 55912.  All communications, whether signed or anonymous, will be directed to the Chair of one of the Committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so addressed.

AUDIT COMMITTEE REPORT AND PAYMENT OF FEES TO AUDITORS

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors.  Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls.  The Committee has the sole authority to appoint, terminate or replace the Company’s independent auditors.  The independent auditors report directly to the Audit Committee.

The Audit Committee comprises five members, each of whom is independent (as defined by the NYSE listing standards and the rules of the Securities and Exchange Commission) and considered by the Board to be financially literate.  In addition, the Board determined that E. Peter Gillette, Jr. is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission.  The Audit Committee operates under a written charter, which has been approved by the Board of Directors.  The Audit Committee charter is available on the Company’s Web site at www.hormel.com under “Investor-Corporate Governance.”

In fulfilling its oversight responsibilities regarding the fiscal year 2006 financial statements, the Audit Committee reviewed with management the audited financial statements in the Annual Report, which included a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under auditing standards of the Public Company Accounting Oversight Board (United States).  In addition, the Audit Committee discussed with the independent auditors the auditors’ independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and received by the Audit Committee.  The Audit Committee also considered whether nonaudit services provided by the independent auditors during the last fiscal year were compatible with maintaining the independent auditors’ independence.

The Audit Committee discussed with the Company’s internal and independent auditors the overall scope and plans for their respective audits.  The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.  The Audit Committee held 12 meetings during fiscal year 2006.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended October 29, 2006, for filing with the Securities and Exchange Commission.  The Audit Committee appointed Ernst & Young LLP as independent auditors for fiscal year 2007, which the stockholders will be asked to ratify at the Annual Meeting of Stockholders.

THE AUDIT COMMITTEE

E. Peter Gillette, Jr., Chair
John L. Morrison
Elsa A. Murano
Robert C. Nakasone
John G. Turner

Audit Fees

Audit fees billed to the Company by Ernst & Young LLP for the audit of the Company’s financial statements for fiscal years 2006 and 2005, and for reviews of the Company’s financial statements included in the Company’s quarterly reports on Form 10-Q, were as follows:

Fiscal 2006	Fiscal 2005
$ 1,476,500	$ 1,224,200

Audit-Related Fees

Audit-related fees billed to the Company by Ernst & Young LLP for fiscal years 2006 and 2005 for services related to the performance of the audit, including primarily benefit plan audits, due diligence related to acquisitions, and consultations concerning financial accounting and reporting standards, were as follows:

Fiscal 2006	Fiscal 2005
$ 155,000	$ 196,700

Tax Fees

Tax fees billed to the Company by Ernst & Young LLP for fiscal years 2006 and 2005 for services related to tax compliance, tax advice and tax planning were as follows:

Fiscal 2006	Fiscal 2005
$ 0	$ 62,400

All Other Fees

No other fees were billed to the Company by Ernst & Young LLP for fiscal years 2006 and 2005.

Audit Committee Preapproval Policies and Procedures

In 2003, the Audit Committee adopted formal policies and procedures requiring preapproval for audit and nonaudit services provided to the Company by the independent auditors.  The Committee approves all audit and nonaudit fees in advance at each quarterly meeting.  The Audit Committee preapproved all of the services performed by Ernst & Young LLP during fiscal years 2006 and 2005.

ITEM 2 — RATIFICATION OF APPOINTMENT OF AUDITORS

The Audit Committee of the Board of Directors appointed Ernst & Young LLP, independent public accountants, to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 28, 2007.  Ernst & Young LLP has served as the Company’s public auditors since 1931.  Management is not aware of any direct or indirect financial interest or any other connections Ernst & Young LLP may have with the Company or its subsidiaries except the usual professional status of an independent auditor.

A proposal will be presented at the Annual Meeting of Stockholders to ratify the appointment of Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending October 28, 2007.  Stockholder approval of this appointment is not required, but the Board is submitting the selection of Ernst & Young LLP for ratification in order to obtain the views of the Company’s stockholders.  If the appointment is not ratified, the Audit Committee will reconsider its selection.  Representatives of the firm are expected to be present at the meeting, will be afforded an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Ratification of this proposal will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting.  The Board of Directors recommends a vote FOR the proposal to ratify the appointment of Ernst & Young LLP.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of December 4, 2006, is shown below:

Name and Address of Beneficial Owner	Amount and Nature Beneficial Ownership	Percent of Class

The Hormel Foundation(1) 301 N. Main Street Austin, MN 55912-3498	63,767,042	46.42%

(1)                                     The Hormel Foundation holds 5,082,662 of such shares as individual owner and 58,684,380 of such shares as trustee of various trusts.  The Hormel Foundation, as trustee, votes the shares held in trust.  The Hormel Foundation has a remainder interest in all of the shares held in trust.  The remainder interest consists of corpus and accumulated income in various trusts which are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Hormel Foundation was converted from a private to a public foundation on December 1, 1980.  The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation.  Each member of the Hormel Foundation has equal voting rights.

Members of The Hormel Foundation are: Chairman, Richard L. Knowlton, retired Chairman of the Board of Hormel Foods; Major Marlys K. Anderson, Officer in Charge, The Salvation Army of Austin; Jerry A. Anfinson, Certified Public Accountant, Austin; Mark T. Bjorlie, Executive Director, Young Men’s Christian Association, Austin; Donald R. Brezicka, Executive Vice President of Austin Medical Center - Mayo Health System, Austin; Dr. Zigang Dong, Director, The Hormel Institute, Austin, representing the University of Minnesota; Kermit F. Hoversten, Attorney, Austin; Joel W. Johnson, retired Chairman of the Board of Hormel Foods; Mandi D. Lighthizer-Schmidt, United Way of Mower County, Inc.; Michael J. McCoy, Executive Vice President and Chief Financial Officer of Hormel Foods (retiring December 31, 2006); James R. Mueller, Executive Director, Cedar Valley Services, Inc., Austin; Dr. J. Doug Myers, representing the Austin Public Education Foundation, Inc.; John E. O’Rourke, representing the City of Austin; Gary J. Ray, Executive Vice President Refrigerated Foods of Hormel Foods; Steven T. Rizzi, Jr., Attorney, Austin; Mahlon C. Schneider, retired Senior Vice President and General Counsel for Hormel Foods; and Robert J. Thatcher, retired Vice President and Treasurer of Hormel Foods, representing the Austin Community Scholarship Committee.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 17 and all directors and executive officers of the Company as a group as of December 4, 2006, is shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)(2)	Percent of Class

John R. Block	42,551	*
Richard A. Bross(3)(5)	281,108	*
Jeffrey M. Ettinger(3)(5)	317,575	*
Ronald W. Fielding(5)	228,718	*
E. Peter Gillette, Jr.	45,138	*
Luella G. Goldberg	75,478	*
Joel W. Johnson(4)	1,914,986	1.35%
Susan I. Marvin	24,056	*
Michael J. McCoy(3)(4)(5)	375,531	*
John L. Morrison(3)	25,229	*
Elsa A. Murano, Ph.D.	1,060	*
Robert C. Nakasone	1,060	*
Dakota A. Pippins	30,398	*
Gary J. Ray(4)(5)	675,827	*
Hugh C. Smith, M.D.	1,060	*
John G. Turner	36,664	*
All Directors and Executive Officers as a Group (39 persons)(5)(6)	5,379,103	3.79%

(1)                                     Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares.  Holdings are rounded to the nearest full share.

(2)                                     Includes the following number of shares subject to options exercisable within 60 days of December 4, 2006:  Mr. Block - 34,000; Mr. Bross - 185,750; Mr. Ettinger - 287,750; Mr. Fielding - 215,750; Mr. Gillette - 34,000; Mrs. Goldberg - 36,000; Mr. Johnson — 1,786,000; Ms. Marvin - 18,000; Mr. McCoy — 332,500; Mr. Morrison - 12,667; Mr. Pippins - 24,000; Mr. Ray — 512,500; and Mr. Turner - 20,000.

(3)

Includes the following number of shares of the Company’s common stock beneficially owned by members of their respective households:  Mr. Bross - 18,866; Mr. Ettinger - 438; Mr. McCoy — 1,307; and Mr. Morrison - 3,500.

(4)

Does not include any shares owned by The Hormel Foundation, of which Mr. Johnson, Mr. McCoy and Mr. Ray are members.  Mr. Johnson, Mr. McCoy and Mr. Ray disclaim beneficial ownership of all shares owned by The Hormel Foundation.

(5)

Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan 401(k)A, and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(6)	As of December 4, 2006, all directors and executive officers as a group owned beneficially 4,586,667 shares subject to options exercisable within 60 days.
*	Less than one percent.

EXECUTIVE COMPENSATION

Compensation Committee Report on Executive Compensation

Overview

The Company’s Compensation Committee of the Board of Directors establishes and administers the programs that govern the compensation and benefit programs for executive officers.  The Compensation Committee consists exclusively of non-management, independent directors.  The Committee uses a compensation consultant to provide compensation advice independent of Company executives.

In determining actual compensation levels for the Chief Executive Officer and other executive officers, the Compensation Committee considers many factors.  These factors include competitive market data, overall Company performance, business unit/department performance, and contributions of individual executives.  In determining 2006 compensation levels, the Compensation Committee relied on market data provided by Pearl Meyer & Partners, a Clark Consulting Practice (“PM&P”).  For executive officers, this data consisted of compensation information for a group of 20 peer companies as well as information from PM&P’s general industry database.

The Company’s executive compensation program is designed to achieve two primary goals.

•                  Attract and retain highly qualified executive officers.

•                  Incent the behavior of executive officers to create shareholder value.

These two goals are achieved by providing a competitive total compensation program that offers a competitive base salary along with a mix of short-term and long-term incentives.

In general, the Company’s philosophy is to target total compensation for the management team, including the executive officers named in the Summary Compensation Table, at the 75th percentile of PM&P’s survey data, taking into consideration length of service, individual, Company and business unit performance.  The Committee believes that this strategy has allowed the Company to attract and retain a skilled, experienced management team that has delivered strong, consistent financial and stock price performance.

Total compensation for executive officers is leveraged heavily toward incentive compensation rather than base salary.  Incentive compensation is comprised of both short-term and long-term incentives.  An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent quarterly and annual performance with the need for improved performance over a multi-year timeline.  This compensation balance provides both significant risk and opportunity for reward based on Company performance.

In addition, the Company maintains a nonqualified defined benefit plan for executives designed to provide retirement benefits similar to those offered under the broadbased qualified pension plan, but without the benefit limitations imposed under the Internal Revenue Code. The Company offers a death benefit to executives through a nonqualified survivor income plan.  The Company also offers executives the opportunity to voluntarily defer a portion of their annual compensation through a nonqualified deferred compensation plan.

Executive Compensation Program

Executive officer compensation consists of four basic parts:

•                  Base salary

•                  Operators’ Share Incentive Compensation Plan

•                  Stock Incentive Plan

•                  Long-Term Incentive Plan

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 50% of an executive officer’s total compensation.  Salary levels are based on a combination of factors.  These factors include competitive pay levels, the executive’s experience and tenure, the executive’s performance and the Company’s overall annual budget for merit increases.  In keeping with the Company’s desire for a performance-oriented pay program, base salaries are generally below competitive median levels.

Operators’ Share Incentive Compensation Plan

The Operators’ Share Incentive Compensation Plan is a short-term incentive.  This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”).  The concept behind this incentive plan is that as the EPS of the Company rises over time, so too the executive’s compensation rises.  Improved earnings per share, over time, results in an increase in the stock price which improves shareholder value.  The basic concept of the Operators’ Share Incentive Compensation Plan structure has been in place since 1932, and it currently includes approximately 100 employees.

Upon initial eligibility for plan participation, an employee receives a grant of Operator Shares.  Operator Shares are phantom units, not actual shares of stock or the right to receive the value of shares.  Following the end of each fiscal year, the participant receives a cash payment equal to the Company’s annual EPS multiplied by the number of Operator Shares he or she holds.  During the year, participants also receive “dividend equivalents”.  These are cash payments equal to declared dividends multiplied by the number of Operator Shares held.  However, the year-end EPS-based payment is decreased by the total amount of any dividend equivalents paid during the year.

The Compensation Committee, as the administrator of the plan, has amended the plan to include an additional modification of the payment amount on Operators’ Shares with respect to the Company’s officers and senior management.  This modification is tied to achievement of annual Company-wide and/or business-unit based economic value-added (“EVA”) goals.  The purpose of tying part of the incentive to EVA is to incent executive officers to use the assets of the Company wisely.  As calculated by the Company, EVA is the economic profit earned by the Company or the relevant business unit, by measuring net operating profit after taxes, minus a charge for use of capital.

Officers and senior management selected by the Compensation Committee had 25% of their Operators’ Shares in fiscal 2006 made subject to achievement of defined EVA goals.  In accordance with a formula established by the Compensation Committee prior to the start of the fiscal year, if the goals were met, the participant received what he or she would have otherwise received under the original Operators’ Share Plan.  In some cases, the goal was established at a higher level that entitled the participant to receive a premium if the goal was met.  If the EVA goals were not achieved, the participant received less, and if the EVA goals were exceeded, the participant received an amount in excess of the payout that he or she would have received under the Operators’ Share Plan.  For fiscal year 2006, Operators’ Share payments for the executive officers named in the Summary Compensation Table were adjusted in the range of upward by 10.5% to downward by 5.25% as a result of exceeding or not achieving his/her EVA goals.

The Compensation Committee believes that the primary measure of Company EPS appropriately focuses all participants on overall Company performance.  The secondary EVA measures further hold senior management accountable for their long-term capital investment decisions.  The Compensation Committee reviews the Operators’ Share holdings of each executive officer on an annual basis as part of its assessment of total compensation levels.  As appropriate, the Compensation Committee periodically awards additional Operators’ Shares to maintain a competitive, performance-oriented compensation package.  In combination with base salary, Operators’ Shares award levels are targeted to deliver total annual compensation between median and top quartile levels relative to PM&P’s database, taking into consideration length of service and performance.

Stock Incentive Plan

The Compensation Committee also administers the Hormel Foods Corporation 2000 Stock Incentive Plan.  Stock options, restricted stock and other stock-based awards may be granted under this plan.

The Stock Incentive Plan is considered long-term compensation.  Stock option grants vest over a four-year period. Stock options have a term of ten years. This extended vesting period and term encourage executives to weigh how business decisions made in the near-term affect the Company’s stock long-term.  The Compensation Committee also has built a safeguard into administration of the plan.  Stock options are granted annually on the first Tuesday of December.  This practice ensures that options grant dates cannot be manipulated for a more favorable strike price.

The Compensation Committee determines, based in part on the recommendations of the Chief Executive Officer (other than with respect to the Chief Executive Officer), the amount of options to be granted to executive officers and other eligible employees.  The Compensation Committee’s determination of option grants in fiscal year 2006 and in past years took into consideration past grants of executive officers (including the Chief Executive Officer), compensation level, contributions to the Company during the last completed fiscal year, and potential for contributions in the future.

Options are granted at the market price of the Company stock at the date of grant. Options thus provide compensation to the optionee only to the extent the market price of the stock increases between the date of grant and the date the option is exercised. Options are intended to provide long-term compensation tied specifically to increases in the price of the Company’s stock.  Options are generally awarded based on the influence an executive position is considered by the Compensation Committee to have on stockholder value. The number of options awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, based in part on the recommendation of the Chief Executive Officer.

Long-Term Incentive Plan

Company executive officers are eligible to participate in the Hormel Foods Corporation 2005 Long-Term Incentive Plan (“LTIP”). The LTIP is designed to provide a small group of key employees selected by the Compensation Committee with an incentive to maximize stockholder value.  This plan provides an additional incentive opportunity based on the Company’s long-term Total Shareholder Return performance compared to its peers.

Total Shareholder Return measures the increase in stock price, assuming reinvested dividends.  Each participant, including the executive officers named in the Summary Compensation Table, is given a target award opportunity for the three-year performance period.  If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then participants will earn the target award.  If the Company’s actual Total Shareholder Return ranks highest among the peers, then the award payout will equal three times the target opportunity.  No award will be paid if actual Total Shareholder Return is below the 25th percentile of the peers.  Awards will be interpolated for Company performance between the discrete points.  The peer group consists of 32 publicly traded companies in the food industry.

In selecting participants, and the amount of cash incentive which can be earned by each participant, the Compensation Committee considers various factors.  Among these factors are the nature of the services rendered by the employee, and his or her present and potential contributions to the success of the Company.

The three-year performance cycle under the Company’s 2005 Long-Term Incentive Plan, which was approved by the stockholders at the 2005 Annual Meeting of Stockholders, began October 31, 2005 and will end October 26, 2008.

During fiscal year 2006, executives received stock option grants consistent with the Company’s annual equity grant strategy. In combination with annual cash compensation opportunities and option grants, LTIP awards to the management team are designed to provide target total remuneration at approximately top quartile levels compared to the PM&P database information.

The Compensation Committee continues to review its overall long-term incentive structure in light of the shifting competitive and regulatory environment. The Compensation Committee, with input from senior management and outside consultants, reserves the right to make changes to the long-term incentive programs in the future.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.  Pension benefits for salaried employees are based upon the employee’s highest five years of compensation (as described below) of the last 10 calendar years of service and the employee’s length of service.  The Company also maintains a supplemental executive retirement plan that provides pension benefits calculated under the qualified defined benefit pension plan formula that exceed the annual benefit limitation for defined benefit plans qualifying under the Internal Revenue Code.

The Salaried Employees Pension Plan provides an annual pension benefit based on the base benefit and supplemental benefit.  The base benefit is based on .95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement.  The supplemental benefit is based on .65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years.  Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years at retirement.  Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.  The earliest retirement age is 55 years; the base benefit is discounted, however, from either age 62 or 65 depending on the years of eligibility service.

Supplemental Executive Retirement Plan

The Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management (including the executive officers named in the Summary Compensation Table) based on the same pension formula as the Salaried Employees Pension Plan.  The SERP bases the benefit on compensation that is not allowable in the Salaried Employees Pension Plan such as amounts over the qualified plan compensation limit, currently $210,000, restricted stock awards, and deferrals to nonqualified deferred income plans.  Members of the Executive Committee also are not discounted for early retirement after attainment of age 55 and 30 years of service and years of benefit service are not limited.

Survivor Income Protection Plan

The Survivor Income Plan for Executives (“SIPE”) provides a death benefit to a select group of management employees, including the executive officers named in the Summary Compensation Table.  Since 2000, only executive officers of the Company are eligible to become participants in the SIPE.  Prior to 2000, a broader group of management was eligible to become participants in the SIPE.  The broader group of management that were participating in the SIPE prior to 2000 continue to participate in the SIPE.  The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary based on a five-year average for up to 20 years if the eligible employee died while serving in active employment.  If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000).  If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years.  If payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000).

Nonqualified Deferred Compensation Plan

The Company’s Executive Deferred Income Plan permits eligible employees to annually defer base salary, bonus amounts, long-term incentive plan payments and Operators’ Share dividends.  The Company may credit to participant’s accounts certain amounts specified in the plan relating to the Company’s profit sharing plan.  The plan also provides that the Company may make additional discretionary contributions to the participant’s deferral accounts.  Deferrals of cash compensation are credited with deemed investment gains and losses.  All of the investments are market based in nature.  Payments under the plan are made on the date or dates selected by each participant in accordance with the terms of the plan or on such other date or dates as specified in the plan.  Under a previous version of the plan, eligible employees could defer the delivery of shares of Company stock.  Some employees did defer the delivery of Company stock upon exercise of options and those deferrals remain outstanding under the plan.  In connection with the plan, the Company has created a grantor trust, commonly known as a “rabbi trust.”  The assets of the trust will be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.  During fiscal year 2006, all of the executive officers named in the Summary Compensation Table participated in this plan.

Chief Executive Officer Compensation

The compensation of the Chief Executive Officer is established by the Compensation Committee in generally the same way as compensation is determined for other executive officers, taking into consideration the Chief Executive Officer’s responsibility for the total enterprise as well as his individual performance.  Mr. Johnson served as Chief Executive Officer until his retirement on December 31, 2005.  Mr. Ettinger advanced to Chief Executive Officer on January 1, 2006. Based on information received from the consultant rating Mr. Johnson’s position and comparing his annual cash compensation to cash compensation received by individuals in other companies in similar positions, as well as taking into account Mr. Johnson’s years of experience and performance in fiscal year 2005, the Compensation Committee awarded Mr. Johnson 50,000 Restricted Shares.  Mr. Johnson’s base salary and Operators’ Shares did not change from fiscal year 2005.  While the salary component of Mr. Johnson’s fiscal year 2006 cash compensation was predetermined, the Operators’ Shares formula bonus was determined by the Company’s EPS for fiscal year 2006 as explained under the heading “Operators’ Share Incentive Compensation Plan” on page 13.  Mr. Johnson is a participant in the 2005-2008 LTIP performance cycle.  His award opportunity is shown in the table on page 19. His actual award based on the results of the 3-year performance period ended October 29, 2005 is included in the Summary Compensation Table on page 17.

Based on information received from the consultant rating Mr. Ettinger’s position and comparing his annual cash compensation to cash compensation received by individuals in other companies in similar positions, as well as taking into account Mr. Ettinger’s years of experience and performance in fiscal year 2005, the Compensation Committee awarded Mr. Ettinger a base salary increase of 30%, effective October 31, 2005, which is reflected in the Summary Compensation Table on page 17. In fiscal year 2006, the Committee awarded Mr. Ettinger 150,000 additional Operators’ Shares. The Committee granted Mr. Ettinger the stock options reflected in the “Option Grants in Fiscal Year 2006” table on page 18.  While the salary component of Mr. Ettinger’s fiscal year 2006 cash compensation was predetermined for the year, the Operators’ Shares formula bonus was determined by the Company’s EPS for fiscal year 2006 as explained under the heading “Operators’ Share Incentive Compensation Plan” on page 13.  Mr. Ettinger is a participant in the 2005-2008 LTIP performance cycle.  His award opportunity is shown in the table on page 19.  His actual award based on the results of the 3-year performance period ended October 30, 2005 is included in the Summary Compensation Table on page 17.

Mr. Ettinger’s total compensation for 2006, including an estimated value of the option grant (using Black-Scholes) is below the 75th percentile of the market data of the peer group.  As part of the decision-making process, the Committee considers all elements of Mr. Ettinger’s remuneration package, including the value of benefits and perquisites.  The Compensation Committee believes that the total remuneration program for Mr. Ettinger is consistent with the overall compensation and benefits philosophy of the Company, is appropriately positioned in comparison to his peers, and reflects the Compensation Committee’s subjective assessment of his performance as Chief Executive Officer.

Deductibility of Compensation Under Internal Revenue Code Section 162(m)

Section 162(m) of the Internal Revenue Code imposes a $1 million cap, subject to certain exceptions, on the deductibility to a company of compensation paid to the five executive officers named in the summary compensation table in such company’s proxy statement. The stockholders voted at the 2003 Annual Meeting of Stockholders to approve the Company’s Operators’ Share Incentive Compensation Plan for the purpose of qualifying that plan under Section 162(m).  The stockholders voted at the 2005 Annual Meeting of Stockholders to approve the Company’s 2005 Long-Term Incentive Plan for the purpose of qualifying that Plan under Section 162(m). The Committee believes that compensation paid pursuant to the Company’s Operators’ Share and Long-Term Incentive Plans will be deductible, except for dividend equivalents paid under the Operators’ Share Plan (which may not be deductible in full for any named executive officer in a given year). The stockholders voted at the 2000 Annual Meeting of Stockholders to approve the Company’s 2000 Stock Incentive Plan so that compensation attributable to stock options and certain other awards granted under that plan may be excluded from the $1 million cap as well. Additionally, cash compensation voluntarily deferred by the executive officers named in the Summary Compensation Table under the Company’s deferred compensation plans is not subject to the Section 162(m) cap until the year paid. Thus, compensation paid this fiscal year subject to the Section 162(m) cap is not expected to exceed $1 million for any named executive officer. Therefore, the Committee believes that the Company will not be subject to any Section 162(m) limitations on the deductibility of compensation paid to the Company’s executive officers named in the Summary Compensation Table for fiscal year 2006.

The Compensation Committee continues to consider other steps which might be in the Company’s best interests to comply with Section 162(m), while reserving the right to award future compensation which would not comply with the Section 162(m) requirements for nondeductibility if the Compensation Committee concluded that this was in the Company’s best interests.

THE COMPENSATION COMMITTEE

John G. Turner, Chair
John R. Block
Susan I. Marvin
John L. Morrison
Dakota A. Pippins

Summary Compensation Table

The following table sets forth the cash and noncash compensation for each of the last three fiscal years earned by or awarded to the Chief Executive Officer and the four other most highly compensated executive officers of the Company:

					Long-Term Compensation
		Annual Compensation			Awards		Payouts
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Other Annual Compensation ($)(3)	Restricted Stock Award(s) ($)(4)	Securities Underlying Options (#)	LTIP Payouts ($)(5)	All Other Compensation ($)(6)

Joel W. Johnson	2006	223,597	704,489	85,710	1,662,500	0	0	12,131
Chairman and Chief Executive Officer	2005	941,400	2,457,000	213,153	1,575,000	450,000	3,000,000	51,012
(CEO through December 31, 2005)	2004	910,500	2,062,500	129,539	1,348,500	400,000	0	48,014

Jeffrey M. Ettinger	2006	650,000	1,668,188	—	0	250,000	0	34,500
President and Chief Executive Officer	2005	482,700	1,092,000	—	0	125,000	835,030	27,557
(CEO effective January 1, 2006)	2004	286,785	614,574	—	0	45,000	0	21,750

Gary J. Ray	2006	418,190	1,116,867	—	0	100,000	0	23,093
Executive Vice President	2005	408,355	969,207	—	0	100,000	1,500,000	23,192
	2004	402,745	889,100	—	0	90,000	0	22,405

Michael J. McCoy	2006	369,745	778,488	—	0	100,000	0	22,266
Executive Vice President	2005	338,045	609,700	—	0	100,000	1,250,000	21,753
and Chief Financial Officer	2004	305,900	544,500	—	0	90,000	0	18,587

Richard A. Bross	2006	233,285	453,050	—	0	42,000	0	14,464
Group Vice President	2005	224,090	348,066	—	0	42,500	300,000	13,960
	2004	221,170	263,928	—	0	42,000	0	13,100

Ronald W. Fielding	2006	260,000	417,585	—	0	45,000	0	15,121
Group Vice President	2005	243,975	323,492	—	0	45,000	375,000	14,988
	2004	241,140	313,500	—	0	40,000	0	14,086

(1)                                        Includes amounts voluntarily deferred under the Company’s Deferred Compensation Plan.

(2)                                        Includes Operators’ Share Incentive Compensation Plan payments, and amounts voluntarily deferred by the named individuals under the Company’s Deferred Compensation Plan, which permit participants to voluntarily defer receipt of all or part of the payments currently due to the participant under the Operators’ Share Incentive Compensation Plan.

(3)                                        For security reasons, Mr. Johnson was directed by the Board of Directors to use Company aircraft for all transportation, including personal travel.  The value of such aircraft use was $44,266 for 2006, $177,681 for 2005 and $95,471 for 2004, which amounts reflect the aggregate incremental cost to the Company for such aircraft use (the amount for 2005 reflects a change in valuation methodology from 2004 in which the cost was calculated pursuant to the Internal Revenue Service Standard Industrial Fare Level (SIFL) formula).  There was no other annual compensation exceeding the lesser of $50,000 or 10% of total salary and bonus compensation in each of the years shown.

(4)                                        The value of the restricted shares included in this column is determined by multiplying the closing market price of the Company’s common stock on the date of grant of the award by the number of shares awarded.  As of the end of the 2006 fiscal year, Mr. Johnson held 50,000 restricted shares with a market value of $1,802,500 (calculated in the same manner using the closing market price on the last trading day of fiscal year 2006).  Mr. Johnson had the right to receive dividends on the restricted shares held by him. The restrictions on those shares of restricted stock lapsed on November 20, 2006 upon completion of Mr. Johnson’s term as Chairman.

(5)                                        The Performance Period for the LTIP awards for which these payments were made commenced on October 28, 2002, and ended on the tenth day on which shares were traded on the NYSE following October 29, 2005.  Thus, the Performance Period ended 13 days after the end of the Company’s fiscal year 2005.  The Compensation Committee believed it was more meaningful disclosure to include these payments in the proxy statement for fiscal year 2005 than to delay disclosure until the Proxy Statement for the current year.

(6)                                        The amount shown includes Company Joint Earnings Profit Sharing distributions which may be authorized by the Board of Directors in its discretion based on Company profits.  The total amount of Company distributions declared available to all participants by the Board is allocated in the same proportion as each person’s base weekly wage bears to the total base wage for all eligible persons.  Payments to the executive officers named in the table are calculated using the same proportional formula as is used for all eligible employees.  Joint Earnings Profit Sharing distributions were for Mr. Johnson $11,131 in 2006, $49,512 in 2005, and $46,564 in 2004; for Mr. Ettinger $33,000 in 2006, $26,057 in 2005, and $20,700 in 2004; for Mr. Ray $21,318 in 2006, $21,368 for 2005, and $20,713 in 2004; for Mr. McCoy $19,034 in 2006, $17,981 in 2005, and $15,763 in 2004; for Mr. Bross $11,933 in 2006, $11,721 in 2005, and $11,392 in 2004; and for Mr. Fielding $13,200 in 2006, $12,764 in 2005, and $12,387 in 2004.  “All Other Compensation” also includes Company matching payments of up to $900 under the Hormel Tax Deferred Investment Plan A.  This matching payment, in the same amount, is available to all other eligible employees.  Company matching payments in the amount of $900 for 2006, $900 for 2005 and $850 for 2004 under the Hormel Tax Deferred Investment Plan A were made for Mr. Johnson, Mr. Ettinger, Mr. Ray, Mr. McCoy, Mr. Bross and Mr. Fielding.  For Mr. Ray, Mr. McCoy, Mr. Bross and Mr. Fielding, “All Other Compensation” includes Company contributions to a life insurance program which is available to all other eligible employees with benefits proportional to Annual Compensation.  Mr. Ray received contributions of $275 in 2006, $324 in 2005, and $242 in 2004; Mr. McCoy received contributions of $1,732 in 2006, $2,272 in 2005, and $1,474 in 2004; Mr. Bross received contributions of $1,632 in 2006, $1,339 in 2005, and $858 in 2004; and Mr. Fielding received $1,021 in 2006, $1,324 in 2005, and $849 in 2004.  For Mr. Johnson, 2005 “All Other Compensation” reported in the proxy statement for fiscal year 2005 included $1,600,000 that was accrued in fiscal year 2005 for 50,000 restricted shares that were awarded to Mr. Johnson in early fiscal year 2006 for his services as Chief Executive Officer.  This amount has been removed from 2005 “All Other Compensation” in the proxy statement for the current year because the value of this award is included under the restricted stock awards column for 2006.  For Mr. Johnson, Mr. Ettinger, Mr. Ray and Mr. McCoy, “All Other Compensation” includes director fee payments of $100 for each Board of Directors meeting attended.  Mr. Johnson received director fees of $100 in 2006, $600 in 2005, and $600 in 2004; Mr. Ettinger received director fees of $600 in 2006, $600 in 2005, and $200 in 2004; Mr. Ray received director fees of $600 in 2006, $600 in 2005, and $600 in 2004; and Mr. McCoy received director fees of $600 in 2006, $600 in 2005, and $500 in 2004.

Stock Option Tables

The following tables summarize option grants and exercises during fiscal year 2006 to or by the executive officers named in the Summary Compensation Table above, and the values of options granted during fiscal year 2006 and held by such persons at the end of fiscal year 2006.

Option Grants in Fiscal Year 2006

	Individual Grants
	Number of Securities Underlying	% of Total Options Granted to	Exercise		Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term
Name	Options Granted (#)(1)	Employees in Fiscal Year	Price ($/Sh)(2)	Expiration Date	5% ($)(3)	10% ($)(3)

Joel W. Johnson	0	0	n/a	n/a	n/a	n/a
Jeffrey M. Ettinger	250,000	21.05	32.74	12-06-15	5,147,503	13,044,782
Gary J. Ray	100,000	8.42	32.74	12-06-15	2,059,001	5,217,913
Michael J. McCoy	100,000	8.42	32.74	12-06-15	2,059,001	5,217,913
Richard A. Bross	42,000	3.54	32.74	12-06-15	864,780	2,191,523
Ronald W. Fielding	45,000	3.79	32.74	12-06-15	926,550	2,348,061

(1)                                        These option shares are subject to vesting, with twenty-five percent to become exercisable at the end of each year following the date of grant (December 6, 2005) until all are exercisable.

(2)                                        The options have an exercise price equal to the market price of the Company’s common stock on the date of grant, December 6, 2005.

(3)                                        The actual value of these option grants is dependent on the future performance of the Company’s common stock.  There is no assurance that the values reflected in this table will be achieved.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

	Shares Acquired	Value	Number of Securities Underlying Unexercised Options at Fiscal Year End (#)	Value of Unexercised In-the-Money Options at Fiscal Year End ($)
Name	on Exercise (#)	Realized ($)	Exercisable/Unexercisable	Exercisable/Unexercisable(1)(2)
Joel W. Johnson	140,000	2,790,725	1,480,000/625,000	20,408,500/5,041,000
Jeffrey M. Ettinger	16,000	313,180	174,000/375,000	2,146,188/1,713,200
Gary J. Ray	60,000	1,250,744	421,250/238,750	6,206,186/1,446,775
Michael J. McCoy	25,000	455,928	241,250/238,750	2,914,625/1,446,775
Richard A. Bross	—	—	167,125/101,375	2,460,438/614,783
Ronald W. Fielding	16,000	368,200	175,750/106,250	2,604,825/635,925

(1)                                        Unrealized value of in-the-money options at year end represents the aggregate difference between the market value at October 29, 2006 and the applicable exercise price.

(2)                                        The differences between market value and exercise price in the case of unrealized value accumulated over what may be, in many cases, several years.

Long-Term Incentive Plans - Awards in Fiscal Year 2006

The following table provides information regarding the awards to the executive officers named in the Summary Compensation Table made in fiscal year 2006 under the Long-Term Incentive Plan (“LTIP”).  The executives received performance-contingent awards under the LTIP for the three-year performance period of fiscal years 2006 to 2008 (October 31, 2005 to October 26, 2008), which give them the opportunity to earn specified cash amounts.  Actual payouts are determined by a formula that compares the Company’s total shareholder return (increase in stock price, assuming reinvested dividends) over the performance period to that of a peer group of companies in the food industry.

Long-Term Incentive Plan Awards in Fiscal Year 2006

	Performance or Other Period Until Maturation or	Estimated Future Payout Under Nonstock Price-Based Plans (1) (2)
Name	Payout	Threshold ($)	Target ($)	Maximum ($)

Joel W. Johnson	2006-2008	86,538	173,077	519,231
Jeffrey M. Ettinger	2006-2008	1,125,000	2,250,000	6,750,000
Gary J. Ray	2006-2008	750,000	1,500,000	4,500,000
Michael J. McCoy	2006-2008	293,269	586,538	1,759,614
Richard A. Bross	2006-2008	200,000	400,000	1,200,000
Ronald W. Fielding	2006-2008	250,000	500,000	1,500,000

(1)                                        The actual cash amounts payable, if any, at the end of the performance period cannot be determined because the amount earned by the named executive officers will be based on the Company’s future performance and the future performance of the peer group.

(2)                                        No awards will be paid if the Company’s actual performance for the three-year period is below the 25th percentile of the peer group.  Threshold awards will be earned if the Company achieves 25th percentile performance.  If the Company’s actual performance is at the 50th percentile of the peer group, then the target awards will be earned.  Maximum awards will be earned if the Company’s actual performance ranks highest among the peers.  Awards will be interpolated for Company performance between the discrete points.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all employees.  Pension benefits for salaried employees are based upon the employee’s highest five years of compensation (as described below) of the last 10 calendar years of service and the employee’s length of service.  The Company also maintains a supplemental executive retirement plan that provides pension benefits calculated under the qualified defined benefit pension plan formula that exceed the annual benefit limitation for defined benefit plans qualifying under the Internal Revenue Code.  A Company-established plan credited Mr. Johnson with deemed years of service for purposes of determining both the amount of and eligibility for retirement benefits under the Company’s retirement plans.  The following tabulation shows the estimated aggregate annual pension payable to an employee under the qualified defined benefit pension plan and the supplemental executive retirement plan upon normal retirement at the end of fiscal year 2006 at age 65 under various assumptions as to final average annual compensation and years of service, and on the assumptions that the retirement plans will continue in effect during such time without change and that the employee will select a single life annuity option.  The pension benefits shown below reflect an integration with Social Security benefits.

Average Annual Compensation	Years of Service
	15	20	25	30	35	40	45
$250,000	$55,026	$73,368	$91,711	$110,053	$128,395	$146,737	$165,079
500,000	115,026	153,368	191,711	230,053	268,395	306,737	345,079
750,000	175,026	233,368	291,711	350,053	408,395	466,737	525,079
1,000,000	235,026	313,368	391,711	470,053	548,395	626,737	705,079
1,250,000	295,026	393,368	491,711	590,053	688,395	786,737	885,079
1,500,000	355,026	473,368	591,711	710,053	828,395	946,737	1,065,079
1,750,000	415,026	553,368	691,711	830,053	968,395	1,106,737	1,245,079
2,000,000	475,026	633,368	791,711	950,053	1,108,395	1,266,737	1,425,079
2,250,000	535,026	713,368	891,711	1,070,053	1,248,395	1,426,737	1,605,079
2,500,000	595,026	793,368	991,711	1,190,053	1,388,395	1,586,737	1,785,079
2,750,000	655,026	873,368	1,091,711	1,310,053	1,528,395	1,746,737	1,965,079
3,000,000	715,026	953,368	1,191,711	1,430,053	1,668,395	1,906,737	2,145,079
3,250,000	775,026	1,033,368	1,291,711	1,550,053	1,808,395	2,066,737	2,325,079
3,500,000	835,026	1,113,368	1,391,711	1,670,053	1,948,395	2,226,737	2,505,079
3,750,000	895,026	1,193,368	1,491,711	1,790,053	2,088,395	2,386,737	2,685,079
4,000,000	955,026	1,273,368	1,591,711	1,910,053	2,228,395	2,546,737	2,865,079
4,250,000	1,015,026	1,353,368	1,691,711	2,030,053	2,368,395	2,706,737	3,045,079
4,500,000	1,075,026	1,433,368	1,791,711	2,150,053	2,508,395	2,866,737	3,225,079
4,750,000	1,135,026	1,513,368	1,891,711	2,270,053	2,648,395	3,026,737	3,405,079
5,000,000	1,195,026	1,593,368	1,991,711	2,390,053	2,788,395	3,186,737	3,585,079
5,250,000	1,255,026	1,673,368	2,091,711	2,510,053	2,928,395	3,346,737	3,765,079
5,500,000	1,315,026	1,753,368	2,191,711	2,630,053	3,068,395	3,506,737	3,945,079

The compensation for the purpose of determining the pension benefits consists of annual compensation, restricted stock awards, and LTIP payouts.  The years of credited service for individuals listed in the Summary Compensation Table are:  38 years for Mr. Johnson; 16 years for Mr. Ettinger; 38 years for Mr. Ray; 12 years for Mr. McCoy; 33 years for Mr. Bross; and 12 years for Mr. Fielding.

COMPARATIVE STOCK PERFORMANCE

The following graph produced by Research Data Group, Inc. compares the cumulative total stockholder return on the Company’s common stock during the five fiscal years preceding October 29, 2006, with the Standard & Poor’s 500 Index and the Standard & Poor’s Packaged Foods &Meats Index (assuming the investment of $100 in each vehicle on October 31, 2001, and the reinvestment of all dividends during such period).

Comparison of Five Year Cumulative Total Stockholder Return
Among Hormel Foods Corporation, the S & P 500 Index, and the S & P Packaged Foods & Meats Index

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Persons serving as members of the Compensation Committee during fiscal year 2006 were John G. Turner, John R. Block, Susan I. Marvin, John L. Morrison, and Dakota A. Pippins.  None of these persons was an officer or employee of the Company or any of its subsidiaries during fiscal year 2006, was formerly an officer of the Company or any of its subsidiaries or had any other relationship with the Company or any of its subsidiaries requiring disclosure under the applicable rules of the Securities and Exchange Commission.

RELATED PARTY TRANSACTIONS

During fiscal year 2006, employees of the Company provided administrative services to The Hormel Foundation, which beneficially owns more than five percent of the Company’s common stock, for which The Hormel Foundation paid the Company $143,082, reimbursing the Company for its fully allocated cost for the employee time expended.  During the fourth quarter of fiscal year 2006, the company purchased 295,680 shares of common stock from The Hormel Foundation under its approved share repurchase program.  The shares became available for sale upon termination of a Hormel family trust, and were purchased by the company at $36.6867 per share, which represented the average closing price for the three days of August 30, August 31, and September 1, 2006.  Settlement took place on September 5, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, certain officers, and any persons holding more than ten percent of the Company’s common stock to report their initial ownership of the Company’s common stock and any subsequent changes in that ownership to the Securities and Exchange Commission and the NYSE.  Specific due dates for these reports have been established, and the Company is required to disclose in this proxy statement any failure to file by those dates during 2006.

In making these disclosures, the Company has relied on the representations of its directors and officers and copies of the reports that they have filed with the Securities and Exchange Commission.  Based on those representations and reports, the Company believes that all Section 16(a) filing requirements applicable to the Company’s directors, officers and greater than ten percent stockholders were met, except that due to administrative oversight, share purchases made pursuant to the Company’s Nonemployee Director Deferred Stock Plan were not reported during each quarter in which the director named below participated in the Plan.  Accordingly, Mr. Block filed 23 late Form 4 reports reporting 23 purchases of phantom stock units, Mrs. Goldberg filed 25 late Form 4 reports reporting 25 purchases of phantom stock units, Ms. Marvin filed 13 late Form 4 reports reporting 13 purchases of phantom stock units, Mr. Morrison filed 9 late Form 4 reports reporting 9 purchases of phantom stock units, Mr. Pippins filed 21 late Form 4 report reporting 21 purchases of phantom stock units, and Mr. Turner filed 13 late Form 4 reports reporting 13 purchases of phantom stock units.

ITEM 3 — STOCKHOLDER PROPOSAL REQUESTING A REPORT

Stockholder Proposal

People for the Ethical Treatment of Animals (“PETA”), 501 Front Street, Norfolk, Virginia 23510, beneficial owner of 150 shares of the Company’s common stock, as the sponsor, has notified the Company that it intends to present the following resolution at the Annual Meeting of Stockholders.  As required by the rules of the Securities and Exchange Commission, the resolution and supporting statement are reprinted here as they were submitted to the Company:

WHEREAS birds killed for Hormel (including Jennie-O Turkey Store) are dumped and shackled while they are still alive, shocked in an electrified water bath or stunned with carbon dioxide, have their throats slit, and are defeathered in tanks of scalding-hot water; and

WHEREAS Hormel suffers financial losses by using these slaughter systems:

•                  Birds suffer broken bones, bruising, and hemorrhaging when they are dumped and shackled.  This decreases carcass quality and meat yield.

•                  Birds shocked with electricity flap about, and many miss the stun baths entirely; those who are shocked are merely immobilized and still feel pain afterward.  Birds stunned with carbon dioxide may regain consciousness after stunning.  Many birds also miss the killing blades.  This means that live birds enter the scalding tanks, which decreases yield (these carcasses are condemned) and increases contamination (live birds defecate in tanks).

•                  Workers often handle live birds, exposing Hormel to greater legal and financial liabilities.  (Reuters reported that Pilgrim’s Pride’s stock price immediately dropped by nearly 6 percent—and by nearly 20 percent within 26 trading days—after video footage was released in which workers stomped on live birds, spit tobacco into their eyes, and spray-painted their faces.)  Accusations of similar abuse at a Tyson plant, made by a former employee, were the subject of a front-page article in the Los Angeles Times.  By using similar slaughter systems, Hormel is vulnerable to suffering similar damage.

WHEREAS, controlled-atmosphere killing (CAK) is USDA-approved and reduces the financial losses currently incurred by Hormel as a result of its slaughter systems, while improving animal welfare:

•                  With CAK, birds are placed into chambers while they are still in their transport crates, where oxygen is replaced with inert gasses (i.e., argon and nitrogen), efficiently and gently putting them “to sleep.”

•                  CAK improves product quality and yield (birds suffer fewer broken bones and less bruising), shelf life (the decaying process is slowed down), and energy costs (refrigeration time and space needs are reduced).  CAK reduces labor costs (better ergonomics mean less payout because of injuries), carcass contamination (birds are dead when they are scalded, so they don’t defecate in tanks), and the number of instances in which workers abuse birds (birds are dead before being handled).

•                  Every published review of CAK—including one conducted by McDonald’s—concludes that it is superior to electric stunning with regard to animal welfare, as Dr. Temple Grandin, Dr. Ian Duncan, Dr. Mohan Raj, and other top industry advisors have also concluded.

WHEREAS, although CAK is optimal for birds and profits, Hormel has yet to implement it;

NOW, THEREFORE, BE IT RESOLVED that shareholders request that the board of directors issue a report to shareholders on the economic feasibility of phasing in controlled-atmosphere killing.  This report should be prepared by the end of July 2007 at a reasonable cost and should omit proprietary information.

Board of Directors Statement in Opposition to the Stockholder Proposal

The proposal is substantially similar to the proposal presented by PETA at the Annual Meeting of Stockholders held January 31, 2006.  That proposal was defeated with less then four percent of the votes cast voting in favor of the proposal.  In light of the facts that (i) the Company harvests internally, through its Jennie-O Turkey Store (“JOTS”) operations, almost 100% of the turkeys it sells, by weight, and (ii) the Company already utilizes the controlled-atmosphere stunning (“CAS”) harvest method in three of its four JOTS turkey plants, the Company continues to believe it would be an inefficient use of the Company’s resources and of little value to the Company and its stockholders to prepare the requested report.

The Company is aware that the proponent prefers the controlled atmosphere killing (“CAK”) method to the CAS method, because the proponent states that a turkey rendered unconscious by CAS can recover consciousness during the process.  The Company has studied the differences between CAK and CAS and prefers the CAS method for its operations.

As a leader in the industry, several years ago, the Company’s research revealed several economic advantages to the use of the CAS method.  Accordingly, it began implementing gas stunning procedures in its turkey operations.  The harvesting processes at each of the Company’s facilities are designed to put every turkey into an unconscious state prior to harvest, either by gas or electric stunning.  Moreover, three of the four JOTS turkey plants employ the CAS method exclusively, and over three-quarters, by weight, of all the turkeys harvested by JOTS use the industry-leading CAS method.  The electric stunning procedures used at the Company’s fourth plant, which the Company believes are humane and efficient, comply with applicable laws and regulations.

The Company believes that the allegations made in PETA’s supporting statement regarding the Company’s harvesting methods are misleading.  PETA’s statement that the Company “suffers financial losses” by using its harvest methods does not apply to the Company’s operations.  The Company believes that it is the industry leader in the application of humane and economically efficient harvesting methods at its turkey plants, and that it operates in compliance with all applicable rules and regulations.

In sum, PETA’s proposal is wholly unnecessary and misdirected because the Company has already analyzed and is implementing, where appropriate, the CAS harvest method.  The Board of Directors believes the Company’s stockholders will be better served if the Company’s resources remain dedicated to increasing stockholder value rather than preparing reports documenting the feasibility of controlled-atmosphere killing when the Company believes its stunning procedures are both humane and economically efficient.

Board Recommendation

The Board of Directors recommends that you vote AGAINST this proposal.  Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

Vote Required

Adoption of the proposal will require the affirmative vote of holders of a majority of the shares of common stock entitled to vote and represented in person or by proxy at the meeting.

HOUSEHOLDING INFORMATION

Only one annual report and proxy statement are being delivered to multiple security holders sharing an address, having received prior notice of our intent to deliver one report per address, unless the Company received contrary instructions from one or more of the security holders.

If you and other stockholders of the Company with whom you share an address currently receive multiple copies of annual reports and/or proxy statements, or if you hold stock in more than one account and, in either case, you wish to receive only a single copy of the annual report or proxy for your household, please contact the transfer agent (Wells Fargo Bank, N.A., P.O. Box 64854, St. Paul, MN 55164-0854; Phone 1-877-536-3559) with the names in which all accounts are registered and the name of the account for which you wish to receive mailings.  This will not in any way affect dividend check mailings.

If you wish to receive a separate copy of the annual report or proxy statement, or if you wish to receive separate copies of future annual reports and/or proxy statements, please call 507-437-5944 or mail a request to the Corporate Secretary, 1 Hormel Place, Austin, MN 55912.  We will deliver the requested documents promptly upon your request.

STOCKHOLDER PROPOSALS FOR ANNUAL MEETING OF STOCKHOLDERS IN 2008

Any stockholder intending to present a proposal at the Annual Meeting of Stockholders to be held in 2008 must arrange to have the proposal delivered to the Company not later than August 24, 2007, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

Additionally, the Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as Directors for consideration at the Annual Meeting of Stockholders, whether or not the proposal or nomination is requested to be included in the proxy statement and proxy.  Those requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting.  For business or nominations intended to be brought to the Annual Meeting of Stockholders to be held in 2008, the notice deadline is November 1, 2007.  Stockholder proposals or director nominations submitted after this date are untimely and may not be presented in any manner at the Annual Meeting of Stockholders held in 2008.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those mentioned above.  However, if any other matters properly come before the meeting, it is intended that the holders of the proxies will vote thereon in accordance with their best judgment on such business and on any matters dealing with the conduct of the meeting pursuant to the discretionary authority granted in the proxy.

By Order of the Board of Directors

JAMES W. CAVANAUGH Corporate Secretary

December 22, 2006

SHARES COVERED BY THIS PROXY CARD ARE LISTED OPPOSITE THE CODES WHICH ARE EXPLAINED BELOW

Your signature on this proxy card will appoint a proxy for the shares listed opposite code COMM if you are a shareholder of record and direct the proxy as to how to vote.

COMM - Shares held in your record account for which you are designating and directing a proxy.

Your signature will also serve as a voting direction to the trustee if you are in an employee plan (ESPP, JEPST, 401K-A or 401K-B) for any shares listed opposite the following codes:

ESPP	Shares held in your account in the Employee Stock Purchase Plan. By signing this proxy, you direct Wells Fargo Bank, N.A. to vote those shares, in person or by proxy, as designated herein.

JEPST

Shares held in your account in the Hormel Foods Corporation Joint Earnings Profit Sharing Trust. By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.

401K-A

Shares held in your account in the Hormel Foods Corporation Tax Deferred Investment Plan A (401K). By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.

401K-B

Shares held in your account in the Hormel Foods Corporation Tax Deferred Investment Plan B (401K). By signing this proxy, you direct Investors Bank & Trust Company to vote those shares, in person or by proxy, as designated herein.

If you would like to access the proxy materials electronically next year go to the following Consent site address: http://www.econsent.com/hrl/

HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912	proxy and voting direction

This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint Jeffrey M. Ettinger, Jody H. Feragen, Gary J. Ray or a majority thereof present, or if only one be present, then that one, with full power of substitution, and hereby authorize them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 4, 2006, at the Annual Meeting of Stockholders to be held on January 30, 2007, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Hormel stock was held for your account on December 4, 2006. Please refer to the explanation above.

See reverse for voting instructions.

HORMEL FOODS CORPORATION ANNUAL MEETING OF STOCKHOLDERS Tuesday, January 30, 2007 8:00 p.m. Central Time

Richard L. Knowlton Auditorium Austin High School 300 NW 4th Street Austin, Minnesota	ADMISSION TICKET

Doors open 6:00 p.m. Enter at south end of building

Please detach here and present for admission to meeting.

There are three ways to vote your Proxy	COMPANY #

Your telephone or internet vote authorizes the Named Proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY PHONE — TOLL FREE — 1-800-560-1965 — QUICK * * * EASY * * * IMMEDIATE

•	Use any touch-tone telephone to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 29, 2007.
•	Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions the voice provides you.

VOTE BY INTERNET — http://www.eproxy.com/hrl/ — QUICK * * * EASY * * * IMMEDIATE

•	Use the internet to vote your proxy 24 hours a day, 7 days a week, until 12:00 p.m. (CT) on January 29, 2007.
•

Please have your proxy card and the last four digits of your Social Security Number or Tax Identification Number available. Follow the simple instructions to obtain your records and submit an electronic ballot.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Hormel Foods, c/o Shareowner Services™, P.O. Box 64873, St. Paul, MN 55164-0873, so it is received by 12:00 p.m. (CT) on January 29, 2007.

If you vote by Phone or Internet, please do not mail your Proxy Card

Please detach here if you are mailing your proxy card.

The Board of Directors Recommends a Vote FOR Items 1 and 2, and a Vote AGAINST Item 3.

1.	Election of directors:	01 02 03 04 05	John R. Block Jeffrey M. Ettinger E. Peter Gillette, Jr. Luella G. Goldberg Susan I. Marvin	06 07 08 09 10	Michael J. McCoy John L. Morrison Elsa A. Murano Robert C. Nakasone Dakota A. Pippins	11 12 13	Gary J. Ray Hugh C. Smith, M.D. John G. Turner	☐	FOR all nominees (except as marked to the contrary below.)	☐	WITHHOLD AUTHORITY (to vote for all nominees)

(Instructions: To withhold authority to vote for any individual nominee, write that nominee’s number in the box.)

2.	To vote on ratification of appointment, by the Audit Committee of the Board of Directors, of Ernst & Young LLP as independent auditors for the fiscal year which will end October 28, 2007.	☐ For	☐ Against	☐ Abstain

The Board of Directors Recommends a Vote AGAINST Item 3.

3.

To consider and act upon a stockholder proposal requesting that the Board of Directors of Hormel Foods Corporation issue a report to stockholders by the end of July 2007 on the economic feasibility of Hormel Foods phasing in controlled-atmosphere killing, if presented at the meeting.

	☐ For	☐ Against	☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR ALL NOMINEES FOR DIRECTORS AND FOR ITEM 2 AND AGAINST ITEM 3.

Address Change? Mark Box	☐	Indicate changes below:	Dated January , 2007

Signature(s) in Box
Please sign exactly as name appears to the left. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.